EXHIBIT 10.2

CONSULTING AGREEMENT

THIS AGREEMENT, made this 17th day of July 2013, by and between John M. Bohls whose principal address is 401 Shillington Dr., Evansville, IN 47725-8105 (hereinafter called (“Consultant”) and Vectren Corporation whose principal address is 1 Vectren Square, 211 N W Riverside Drive, Evansville, IN 47708 (hereinafter “Company”).

WITNESSETH:

WHEREAS, Company is seeking a consultant to perform the services for Company described in paragraph 1 below; and

WHEREAS, Consultant wishes to perform these services for Company; and

WHEREAS, Company wishes to retain Consultant as an independent contractor to perform these services and Consultant wishes to perform the services requested by Company, with all work to be performed and the parties' agreement to be governed by the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.     Scope of Work.

Consultant agrees to perform the “Services” as outlined in Attachment 1 - Work Scope and Costs. Over time, changes to Attachment 1 - Work Scope and Costs may occur only as agreed to by both parties.

2.	Representations, Warranties, and Covenants of Consultant.

Consultant represents, warrants and covenants as follows:

(a)    Consultant shall exercise reasonable skill, care, and diligence in the performance of the Services on a best-effort basis and shall carry out its responsibilities in accordance with customarily accepted practices within Consultant's industry.

(b)    This Agreement does not conflict with or constitute a breach of or default under any law, regulation, or judicial or administrative order to which Consultant is subject, or any material contract or agreement to which Consultant is a party.

(c)    Consultant is not in material violation of any statute, ordinance, rule, regulation, order, or decree of any federal, state, local, or foreign governmental agency, court or authority having jurisdiction over it or over any part of it, its business, or its assets, which material default or violation would have an adverse effect on its ability to perform this Agreement.

3.    Laws and Regulations.

Consultant shall keep himself fully informed of, and shall comply with, all applicable local, state, and federal laws, statutes, ordinances, codes, executive orders, rules and regulations, orders or decrees, which may in any manner affect or relate to the work to be performed by Consultant under this Agreement or Consultant's performance under this Agreement. Consultant shall possess any and all permits or licensures required to perform the work required under this Agreement.

EXHIBIT 10.2

4.    Billing Rates.

Work performed under this Agreement will be billed at the rates as outlined in Attachment 1 - Work Scope and Costs.

5.    Invoicing and Payment.

(a)    Consultant shall submit invoices to Company for any monthly consulting fee and all costs and expenses with respect to which Consultant is entitled to reimbursement hereunder. All invoices must include a detailed listing of all activities performed and / or services rendered including any material purchases on behalf of the Company and the charges specifically associated with each component of the invoice. This detailed invoice is mandatory in order to enable the Company to apply any required sales tax properly. Hourly charges shall be itemized on such invoices by the day the Services were rendered and the work accomplished. Payment is due within thirty (30) days after receipt by Company of such invoices. Consultant acknowledges, however, that any cost reimbursement payments made by Company shall not preclude Company from thereafter disputing any item invoiced. All charges are subject to audit verification.

(b)    Consultant shall keep accurate accounts and records pertaining to all fees, costs and expenses for which it is reimbursed hereunder in accordance with generally accepted accounting principles and practices. Company shall have the right to inspect and audit all records and invoices of Consultant relating to the performance of services under this Agreement throughout the period ending one (1) year following termination of this Agreement.

6.    Indemnification.

Consultant and Company (together, the “Parties” or individually each is a “Party”) agrees to indemnify, defend and hold harmless each other, and their affiliates, and their agents and employees from any claims, demands, loss, cost, damages, or liability of any kind or nature, including attorneys' fees, resulting from the performance by either Party of this Agreement, including, but not limited to, any liability, damages, losses, costs or expenses due, directly or indirectly, to the gross or actual negligence, misconduct, error, omissions, actions or inactions of one of the Parties against which a claim or proceeding is filed. If the Party obtains a release from any person for damages resulting from the performance of this Agreement, it shall not affect the other Party's rights or the obligations herein. The Party against whom a claim or proceeding is filed agree to immediately notify each other in the event any accident, injury, or damage occurs during the course of performance of this Agreement, or in the event that anyone makes any claim for damages alleged to have resulted from the performance or nonperformance of this Agreement, or from the negligence of the Party, its agents, or employees. The obligation of each Party to indemnify and hold the other harmless as set forth in this Agreement shall survive any termination of this Agreement and shall continue until the expiration of all applicable statutes of limitations as to the Parties hereto and to claims of third parties.

7.	Time and Place of Work.

Consultant shall be available for consultation during normal business hours upon the reasonable request of Company and, in special circumstances, Consultant shall also be available, subject to scheduling conflicts, during other reasonable times, including weekends and holidays, when required by Company.

8.	COMPANY Policies.

Consultant agrees to comply with all reasonable accounting and/or operating instructions that Company may give in connection with costs, expenses, financial settlements, and billings rendered under this Agreement.

EXHIBIT 10.2

9.    Confidentiality.

(a)    In the course of the performance of the work or services rendered hereunder, Consultant and/ may acquire confidential information from Company or its affiliated entities. Consultant agrees that he nor any of his employees, agents, independent contractors, or other persons or organizations over which he has control will, at any time during or after its relationship with Company, directly or indirectly use any such confidential information for any purposes not associated with furthering Company's business, or disseminate or disclose any of the confidential information to any person or organization not affiliated with Company, without the express written consent of Company or except as may be required by the final order of a court of competent jurisdiction. Consultant further agrees that this nondisclosure obligation shall apply to any and all information viewed or obtained by Consultant and his employees, agents, and representatives during the course of Consultant's 's work with Company or otherwise disclosed by Company to Consultant and his employees, agents, and representatives. Consultant further agrees that all information, conclusions, recommendations, reports, advice, or documents generated by Consultant for Company shall be considered confidential information, and the obligations of this paragraph shall apply equally to that information. Consultant also agrees that he will undertake all necessary and appropriate steps to ensure that the secrecy of the confidential information in his possession will be maintained. Regardless of the term of this Agreement, Consultant shall be bound by these confidentiality obligations until such time as said confidential information shall lawfully become part of the public domain without breach of this Agreement. Consultant acknowledges that information regarding all aspects of the internal affairs and business of Company shall be presumed confidential, except to the extent that the same shall have been published or otherwise made freely available to the general public by Company.

(b)    Consultant agrees to safeguard all tangible and intangible forms of confidential information obtained from Company or its affiliated entities with the same degree of control and care as a reasonable, prudent person would exercise with respect to its own similar property, and all tangible forms of confidential information obtained from Company shall be returned upon request.

(c)    Consultant agrees that his agents or employees shall be bound by the same confidentiality requirements that Consultant is bound by hereunder.

(d)    Consultant shall not use Company's confidential information in any advertising or promotional materials or services without Company's prior written consent. The granting of such consent is within the sole discretion of Company.

(e)    Consultant consents to an order specifically enforcing Section 9 of this Agreement or an order of injunction being issued against Consultant restraining from any breach of such Section 9, and agrees that such orders may be issued against Consultant without the necessity of an undertaking as to damages or posting of bond by Company. The provisions of this Section 9(e) shall not derogate from any other remedy that Company may have in the event of a breach hereunder by Consultant.

10.    Independent Contractor.

(a)    Consultant is an independent contractor and nothing herein shall be construed as creating, at any time, the relationship of employer and employee between the parties hereto.

(b)    Consultant agrees that any and all of its employees, officers, and/or agents assigned to perform work or render services for Company under this Agreement shall be, for the term of this Agreement and for any relevant time thereafter, employees, officers and/or agents of Consultant solely, and Consultant shall be exclusively responsible for filing any and all returns and reports, and for withholding and/or paying applicable governmental taxes or other assessments based upon wages or employment, including, but not limited to, income taxes, gross receipts taxes, taxes measured by gross income, and workman's compensation and assistance insurance premiums for such persons.

EXHIBIT 10.2

11.    Termination.

See Exhibit A - Term of Agreement, Conditions for Termination & Notices.

12.    Assignment.

This is a professional services agreement and Consultant shall not assign, transfer, or contract any of its rights or obligations, or assign any payments to be made to it under this Agreement without Company's prior written consent. Each attempted assignment hereof by Consultant, if any, not specifically permitted under this Section shall be null and void.

13.    Work Product.

(a)    During the term of this Agreement, Consultant shall impart to Company knowledge, information, ideas, suggestions, advice, reports, memoranda, and other work product with respect to the Services contemplated herein (“Work Product”). Consultant agrees that Company shall have the irrevocable right to make use of the Work Product Consultant furnishes to Company at any time as he may desire without consideration to Consultant other than that specifically stated herein.

(b)    All Work Product prepared by Consultant and provided to Company in connection herewith shall be the exclusive property of Company. Consultant shall not copyright any Work Product delivered to Company pursuant to this Agreement and shall, if requested, execute appropriate documents to assign to Company the copyright to Work Product delivered to Company pursuant to this Agreement.

(c)    No Work Product given to or prepared or assembled by Consultant for the benefit of Company shall be made available to any individual or organization offering or proposing to offer services in competition with Company, without the prior written consent of Company. Without limiting Consultant's 's other obligations hereunder, Consultant shall not disclose to any third party, except as required by applicable law or except as necessary to perform the Services hereunder, Work Product or any confidential or other information provided by Company. This Section shall survive the termination hereof. Confidential information of Company may cease being confidential hereunder only to the extent provided under Section 10 hereof.

(d)    Consultant shall, at such time and in such form as Company may reasonably require, furnish reports concerning the status of the Services to be performed pursuant to this Agreement.

14.    Reserved.

Absent written consent from Company, during the term of this Agreement Consultant shall not work in any capacity that is not permitted under the Severance Agreement.

15.    Entire Agreement.

This Agreement shall constitute the entire agreement between the parties, and shall supersede all prior agreements, proposals, representations, or letters pertaining to the Services, whether written or oral. This Agreement may not be amended or modified except in a writing signed by both parties hereto.

16.    Governing Law and Venue.

This Agreement shall be controlled by and interpreted in accordance with the laws of the State of Indiana, without regard to any choice of law or rules that may direct the application of laws of another jurisdiction. Any action or judicial proceeding instituted by either party relating to this Agreement shall be brought in the Vanderburgh County courts in the State of Indiana, it being understood that judgments,

EXHIBIT 10.2

orders, or decrees resulting from such action or proceeding may be appealed to or enforced in any competent court. Each party hereby submits to the jurisdiction and venue of said courts and agrees that said courts have personal and subject matter jurisdiction over the matters that are the subject of the litigation and that venue is proper in said courts.

17.    Waiver.

A waiver by a party hereto of any breach of any term contained herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term contained herein, whether of the same or of a different character. In order for a waiver hereunder to be effective, such waiver shall be in writing and signed by the party granting such waiver.

18.    Public Announcements.

Consultant shall consult and cooperate with Company before issuing any press release or public statement with respect to this Agreement or the transactions contemplated hereunder, and Consultant shall not issue any press release or public statement without the consent of Company, which it may withhold at its sole discretion; provided, however, that this Section shall not prevent Consultant from complying with the requirements of applicable law or any order of any governmental authority of competent jurisdiction.

19.    Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

20.    Attorneys' Fees.

In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party for its reasonable legal fees and expenses.

21.    Captions and Schedules.

The captions in this Agreement are for convenience only, are not a part of this Agreement and in no way affect, limit, or amplify the terms or provisions of this Agreement. In the event of any conflict between the terms of (i) this Agreement and (ii) the Attachments or any other Schedules attached hereto, the terms of this Agreement shall control.

22.    Use of Language.

Words of any gender used in this Agreement shall be held and construed to include every other gender, and words used in this Agreement in the singular shall be held and construed to include the plural and vice versa, unless the context otherwise requires.

23.    Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

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24.    Type of Contract.

This is a blanket contract for services. This contract shall apply to any work performed by Consultant for Company, unless the parties execute a separate agreement for work on a particular project. Company shall have no minimum hour obligations to Consultant.

25.    Supplier Development.

Company strongly encourages Consultant to use Minority Business Enterprises, Women Business Enterprises, and Disadvantaged Business Enterprises, as defined under federal law and as certified by a certifying agency that Company recognizes as proper.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

/s/ John M. Bohls
John M. Bohls

Vectren Corporation

By: /s/ Jerome A. Benkert
Printed Name: Jerome A. Benkert
Title: Executive Vice President and CFO

Latest Template Revision: 07/25/2005

EXHIBIT 10.2

Exhibit A - Term of Agreement, Conditions for Termination & Notices

(a)	The term of this Agreement shall be for eighteen (18) months from the date the Agreement is first made. Absent mutual written agreement to extend the term, the Agreement shall expire on that date.

(b)
This Agreement may be terminated as set forth below by either party by written notice to the other, if the party seeking to terminate is not then in material default or breach of this Agreement, upon the occurrence of any of the following:

(i)    This Agreement is declared invalid or illegal in whole or material part by an order or decree of any administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to administrative or judicial reconsideration or review;

(ii)    The other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of written notice of such breach from the non-breaching party;

(iii)    The mutual consent of both parties; or

(iv)    The other party shall make a general assignment for the benefit of creditors, files or has filed against it a petition for bankruptcy, reorganization, or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee, or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which if filed against such party, has not been dismissed within sixty (60) days thereof.

(c)
Upon termination of this Agreement, Consultant shall immediately stop performing the Services and forward to Company all completed or uncompleted research, memoranda, drawings, reports, and other documents related to the Services. In the event of such termination, Company shall be liable only for such charges owed by Company hereunder and accrued prior to the date of written notice of termination. Termination shall not affect Consultant's obligations with respect to work product, confidential information, and indemnification, including, but not limited to, all obligations of Consultant arising under Sections 6, 9, or 13 of the Agreement text.

EXHIBIT 10.2

Notices. All notices, demands, requests, or approvals to be given under this Agreement shall be given in writing and conclusively shall be deemed served when delivered personally or on the fourth business day after the deposit thereof in the United States Mail, postage prepaid, registered or certified mail, or on the next business day after delivery to a courier service which guarantees next business day delivery, addressed as hereinafter provided.

All notices, demands, requests, or approvals hereunder from Company to Consultant shall be addressed to Consultant at:

John M. Bohls
401 Shillington Dr.
Evansville, IN 47725-8105

All notices, demands, requests, or approvals hereunder from Consultant to Company shall be addressed to Company at:

Ronald E. Christian
Executive Vice President and Secretary
Vectren Corporation
1 Vectren Square
211 N. W. Riverside Drive
Evansville, Indiana 47708-1251

EXHIBIT 10.2

Attachment 1
Work Scope and Costs

This attachment is subject to the terms and conditions of the Consulting Agreement. If there is any conflict between the terms and conditions of this attachment and the terms and conditions of the Consulting Agreement, the terms and conditions of the Consulting Agreement shall prevail. During the term hereof, Consultant shall be available to Company to provide, as requested, services related to consideration of expansion of, or any issues related to, Company's existing or potential investments in, non-regulated energy marketing assets or companies.

Charge out rates for the work scope performed will be as follows:

Professional hourly rate:    $200.00 per hour worked.

In no event shall Consultant work more than 400 hours in the course of twelve (12) months, absent agreement of the parties as described. In addition to the professional hourly rate, Company shall pay directly and/or reimburse Consultant for the actual out-of-pocket costs and expenses incurred by Consultant related to the performance of the Services. Such costs will include, without limitation, travel and travel related expenses at the IRS standard mileage reimbursement rate, communication expenses, expendable materials and supplies, expert analysis, facsimile and reproduction costs, and other similar expenses.